PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED NOVEMBER 4, 1999                  REGISTRATION NO. 333-84221

                                  $350,000,000

                               SANMINA CORPORATION
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                           AND SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of Sanmina Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina Corporation issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated November 4, 1999, and the prospectus supplements dated November 15, 1999, December 2, 1999, December 16, 1999, January 14, 2000, February 5,
2000, March 1, 2000, March 17, 2000 and April 21, 2000 which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                 PRINCIPAL AMOUNT
                                                  AT MATURITY OF
                                                NOTES BENEFICIALLY    PERCENTAGE OF     NUMBER OF SHARES    PERCENTAGE OF
                                                    OWNED THAT            NOTES         OF COMMON STOCK      COMMON STOCK
NAME                                                MAY BE SOLD        OUTSTANDING     THAT MAY BE SOLD(1)  OUTSTANDING(2)
---------------------------------------------   ------------------    -------------    -------------------  ---------------
Allegheny Teledyne Inc. Pension Plan.........         2,700,000             *               60,901                *
Aloha Airlines Non-Pilots Pension Trust......           285,000             *                6,428                *
Aloha Airlines Pilots Fixed Retirement.......           100,000             *                2,255                *
David Lipscomb University General Endowment..           120,000             *                2,706                *
EQAT Alliance Balanced Account...............         2,115,000             *               47,706                *
EQAT Alliance Group Investors................         1,770,000             *               39,924                *
EQAT Alliance Growth Income Account..........         4,355,000            1.2              98,231                *
Equitable Life Assurance Seperate
Account-Balanced.............................           140,000             *                3,157                *
Equitable Life Assurance Seperate
Account-Convertibles.........................         2,305,000             *               51,991                *
Golden Rule Finance Company..................           787,500             *               17,762                *
Golden Rule Insurance Company................         1,312,500             *               29,604                *
Memphis Light, Gas and Water Retirement......         1,585,000             *               35,751                *
Fund Morgan Stanley Dean Witter Convertible
Securities Trust.............................           443,000             *                9,992                *
Pitney Bowes Retirement Plan.................         1,700,000             *               38,345                *
Southern Farm Bureau.........................           340,000             *                7,669                *
State of Maryland Retirement Plan............         3,500,000            1.0              78,946                *
The Frist Foundation.........................           310,000             *                6,992                *

--------------------
*Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $44.334 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 128,904,600 shares of common stock outstanding as of May 10, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                              ---------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

             The date of this Prospectus Supplement is May 12, 2000.


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